UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment no. 3)

                               Corixa Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  21887F 10 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   12-31-2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [ ]    Rule 13d-1(b)

      [ ]    Rule 13d-1(c)

      [X]    Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 15 pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  21887F 10 0                                     13G                             Page 2 of 15 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           InterWest Partners V, LP

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (A)  |_|
                                                                                                          (B)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     501,500
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    0
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        501,500

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           501,500

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.2%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 2 of 15 pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  21887F 10 0                                     13G                             Page 3 of 15 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           InterWest Management Partners V, LP (the General Partner of InterWest Partners V, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           California

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     501,500
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    0
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        501,500

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        0
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           501,500

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.2%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           PN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 3 of 15 pages

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CUSIP No.  21887F 10 0                                     13G                             Page 4 of 15 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Alan W. Crites (a General Partner of InterWest Management Partners V, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     62,149
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    504,654
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        62,149

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        504,654
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           566,803

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.4%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 4 of 15 pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  21887F 10 0                                     13G                             Page 5 of 15 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Philip T. Gianos (a General Partner of InterWest Management Partners V, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     56,640
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    501,500
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        56,640

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        501,500
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           558,140

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.4%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 5 of 15 pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  21887F 10 0                                     13G                             Page 6 of 15 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Wallace R. Hawley (a General Partner of InterWest Management Partners V, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     54,761
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    504,654
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        54,761

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        504,654
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           559,415

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.4%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 6 of 15 pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  21887F 10 0                                     13G                             Page 7 of 15 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           W. Scott Hedrick (a General Partner of InterWest Management Partners V, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     82,052
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    504,654
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        82,052

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        504,654
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           586,706

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.5%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 7 of 15 pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  21887F 10 0                                     13G                             Page 8 of 15 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           W. Stephen Holmes (a General Partner of InterWest Management Partners V, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     28,058
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    504,654
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        28,058

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        504,654
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           532,712

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.3%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 8 of 15 pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  21887F 10 0                                     13G                             Page 9 of 15 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Robert R. Momsen (a General Partner of InterWest Management Partners V, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     97,052
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    504,654
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        97,052

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        504,654
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           601,706

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.5%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 9 of 15 pages

---------------------------------------                                          ---------------------------------------
CUSIP No.  21887F 10 0                                     13G                             Page 10 of 15 Pages
           -----------
---------------------------------------                                          ---------------------------------------
---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSONS
           S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


           Arnold L. Oronsky (a General Partner of InterWest Management Partners V, LP)

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                          (b)  |X|

---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

------------------------------ -------- --------------------------------------------------------------------------------
                                  5     SOLE VOTING POWER

          NUMBER OF                     92,811
           SHARES              -------- --------------------------------------------------------------------------------
        BENEFICIALLY              6     SHARED VOTING POWER
          OWNED BY
       EACH REPORTING
         PERSON WITH                    501,500
                               -------- --------------------------------------------------------------------------------
                                  7     SOLE DISPOSITIVE POWER

                                        92,811

                               -------- --------------------------------------------------------------------------------
                                  8     SHARED DISPOSITIVE POWER

                                        501,500
---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           594,311

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.5%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IN

---------- -------------------------------------------------------------------------------------------------------------

                                          *SEE INSTRUCTION BEFORE FILLING OUT!

                                                   Page 10 of 15 pages

Item 1.

(a)      Name of Issuer:  Corixa Corporation ("Issuer")


(b)      Address of Issuer's Principal Executive Offices:

         1124 Columbia Street, Suite 200
         Seattle, WA 98104

Item 2.

(a)      Name of Person(s) Filing:

         InterWest Partners V, LP ("IWP V")
         InterWest Management Partners V, LP ("IMP V")
         Alan W. Crites ("Crites")
         Philip T. Gianos ("Gianos")
         Wallace R. Hawley ("Hawley")
         W. Scott Hedrick ("Hedrick")
         W. Stephen Holmes ("Holmes")
         Robert R. Momsen ("Momsen")
         Arnold L. Oronsky ("Oronsky")

(b)      Address of Principal Business Office or, if none, Residence:

         3000 Sand Hill Road
         Building 3, Suite 255
         Menlo Park, CA 94025

(c)      Citizenship/Place of Organization:

         IWP V:       California
         IMP V:       California
         Crites:      United States
         Gianos:      United States
         Hawley:      United States
         Hedrick:     United States
         Holmes:      United States
         Momsen:      United States
         Oronsky:     United States


(d)      Title of Class of Securities:  Common Stock

(e)      CUSIP Number:     21887F 10 0

Item 3.        Not applicable.


                               Page 11 of 15 pages

Item 4.        Ownership.
======= ============ ========= =========== ========== ============ =========== =========== =========== ============
                      IWP V
                      IMP V      Crites     Gianos      Hawley      Hedrick      Holmes      Momsen    Oronsky
------- ------------ --------- ----------- ---------- ------------ ----------- ----------- ----------- ------------

(a)     Beneficial
        Ownership     501,500  566,803***    558,140   559,415***  586,706***  532,712***  601,706***      594,311
------- ------------ --------- ----------- ---------- ------------ ----------- ----------- ----------- ------------
(b)     Percentage
        of Class         1.2%        1.4%       1.4%         1.4%        1.5%        1.3%        1.5%         1.5%
------- ------------ --------- ----------- ---------- ------------ ----------- ----------- ----------- ------------
(c)     Sole
        Voting
        Power         501,500      62,149     56,640       54,761      82,052      28,058     97,052*     92,811**
------- ------------ --------- ----------- ---------- ------------ ----------- ----------- ----------- ------------
        Shared
        Voting
        Power               0  504,654***    501,500   504,654***  504,654***  504,654***  504,654***      501,500
------- ------------ --------- ----------- ---------- ------------ ----------- ----------- ----------- ------------
        Sole
        Dispositive
        Power         501,500      62,149     56,640       54,761      82,052      28,058     97,052*     92,811**
------- ------------ --------- ----------- ---------- ------------ ----------- ----------- ----------- ------------
        Shared
        Dispositive
        Power               0  504,654***    501,500   504,654***  504,654***  504,654***  504,654***      501,500
======= ============ ========= =========== ========== ============ =========== =========== =========== ============

*Momsen includes options exercisable through 3/1/01 representing 15,878 shares of common stock.

**Oronsky includes options exercisable through 3/1/01 representing 30,417 shares of common stock.

***Includes 3,154 shares of Issuer's Common stock held by InterWest Investors V, a general partnership, of which Crites, Hawley, Hedrick, Holmes and Momsen are general partners

Item 5.  Ownership of Five Percent or Less of a Class

This statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreement of IMP V, the general partners and/or limited partners of such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by such Partnership.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  section
240.13d-1(b)(1)(iii)(H) of the Act.


                               Page 12 of 15 pages

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10. Certification

Not applicable

EXHIBITS

A.  Joint Filing Statement


                               Page 13 of 15 pages

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February ____, 2001


INTERWEST PARTNERS V, LP

By:    InterWest Management Partners V, LP
                                                --------------------------------
                                                Alan W. Crites
       By:
           -------------------------
           General Partner                      --------------------------------
                                                Philip T. Gianos

INTERWEST MANAGEMENT PARTNERS V, LP
                                                --------------------------------
By:                                             Wallace R. Hawley
       -----------------------------
       General Partner
                                                --------------------------------
                                                W. Scott Hedrick


                                                --------------------------------
                                                W. Stephen Holmes


                                                --------------------------------
                                                Robert R. Momsen


                                                --------------------------------
                                                Arnold L. Oronsky


                               Page 14 of 15 pages

                                    EXHIBIT A

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:    February ____, 2001


INTERWEST PARTNERS V, LP

By:    InterWest Management Partners V, LP
                                                --------------------------------
                                                Alan W. Crites
       By:
           -------------------------
           General Partner                      --------------------------------
                                                Philip T. Gianos

INTERWEST MANAGEMENT PARTNERS V, LP
                                                --------------------------------
By:                                             Wallace R. Hawley
       -----------------------------
       General Partner
                                                --------------------------------
                                                W. Scott Hedrick


                                                --------------------------------
                                                W. Stephen Holmes


                                                --------------------------------
                                                Robert R. Momsen


                                                --------------------------------
                                                Arnold L. Oronsky


                               Page 15 of 15 pages